Exhibit 99.1

September 22, 2011

LFBG – Update

To our Shareholders:

We are the world’s largest publisher of Christian video games and our product roll-out for Christmas 2011 is one of the largest ever seen in this new genre. Despite our expected growth, we have faced numerous challenges in the past several years, many with regard to marketing, and others relating to financing.

Based upon a newly discovered FINRA Rule established in June 2010, the lowest increment our stock price can trade (as displayed) is $0.0001.

FINRA Rule 6434. Minimum Pricing Increment for OTC Equity Securities

(b) No member shall display, rank, or accept a bid or offer, an order, or an indication of interest in any OTC Equity Security priced in an increment smaller than $0.0001 if that bid or offer, order or indication of interest is priced less than $1.00 per share except, where an order or indication of interest is priced less than $0.0001, a member may rank or accept (but not display) such order or indication of interest in an increment of $0.000001 or greater.

Because of the closeness of our current price-per-share in relation to this threshold, our Board of Directors believes that the current market conditions may soon seriously impact the company’s ability to use shares to pay for new product development, marketing services or raise private capital. To make matters more complicated, we have identified only two clearing firms that will accept our sub-penny shares and provide liquidity for our investors.

Therefore, the Board of Directors has decided to solve these problems by performing a reverse-split. Although I had originally considered it important to survey our shareholders to gain consensus before taking such action, numerous shareholders have spoken out suggesting that failing to act in consideration of this FINRA rule, could risk illiquidity.

As you all know from my prior communications, I would never accept such a decision unless there was no other way to insure the company retains liquidity in the marketplace. My concern is that historically, market changes in our price per share may occur without any consideration for the fundamentals of our business, simply because the government requires a split to become effective several weeks after it is announced.

I remain quite positive about developments within the business and look forward to sharing good news with you in the coming days and weeks.

Respectfully and with kindest regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.